UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2026

SOCIETY PASS INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	001-41037	83-1019155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

80 Robinson Road #17-01B, Singapore 068898

(Address of principal executive offices)

(+65) 6518-9385

(Registrant’s telephone number, including area code)

701 S. Carson Street, Suite 200 Carson City, Nevada 89701

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SOPA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

As previously reported, Thomas O’Connor, a former employee of Society Pass Incorporated (the “Company”), and CVO Advisors Pte. Ltd. (“CVO,” and together with O’Connor, the “Plaintiffs”), brought an employment action against the Company in the Supreme Court of the State of New York, New York County (the “Court”), seeking salary payments and expense reimbursement totaling $122,042.60, plus liquidated damages and costs. O’Connor also asserted claims based on the alleged failure to deliver between 1,721 and 2,536 shares of the Company’s common stock. For the 1,721 shares that O’Connor contends were not delivered, he claims damages of $9,918,000. In addition, the action includes claims by CVO alleging entitlement to $8 million in shares of the Company’s Series A Preferred Stock.

The Company responded to the complaint and asserted counterclaims against O’Connor arising from alleged breach of contract, breach of fiduciary duty, tortious interference, and fraud. After discovery proceedings and O’Connor’s motion for partial summary judgment, the Court ruled that O’Connor was entitled to the value of 1,148 shares of common stock that had vested under the warrant agreement. After a valuation hearing and decision, the Court, upon the Company’s proposal, in order to provide security to O’Connor for enforcement of any judgment in his favor, ordered on July 23, 2025, that the Company place 3,000,000 common shares of Thoughtful Media Group Incorporated, a subsidiary of the Company, into escrow pending further order of the Court. This arrangement avoided the financial strain that would have resulted had the Court restricted the Company’s use of cash or other assets in the ordinary course of business.

After a July 2025 trial, the Court issued its decision on February 5, 2026, finding that O’Connor fraudulently induced the Company to enter into the subscription and software development agreements, which the Court held are subject to rescission, and ordering the return of shares issued under those agreements. The Court dismissed O’Connor’s claims for salary and severance and held that his “faithless servant” conduct barred any equity vesting under the warrant agreement from August 2019 forward. CVO’s $8 million of Company’s Series A Preferred Stock contract claims were rejected. The Court upheld the earlier partial summary judgment award of approximately $6,615,934 (plus interest) and awarded an additional $824,109 (plus interest) for equity that vested under the warrant agreement before August 2019. The Company’s counterclaims other than as described above were dismissed.

A judgment implementing the rulings made in the decision was entered on April 9, 2026. Prior to the judgment, on April 8, 2026, the Court issued an order restricting certain transfers of assets and directed that the Company place 250,000 common shares of NusaTrip Incorporated, a subsidiary of the Company, into escrow pending further order of the Court or satisfaction of the judgment. O’Connor has initiated efforts to enforce the judgment, including serving restraining notices on the Company and others and seeking the appointment of a receiver. The Company is evaluating how to proceed in light of the decision, but expects to pursue available review and appeal processes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Society Pass Incorporated

	By:	/s/ Raynauld Liang
	Name:	Raynauld Liang
	Title:	Chief Executive Officer

Date: April 15, 2026

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